Exhibit 99.1

22 February 2013

ANNOUNCEMENT

Diligent Board Member Services, Inc
(Diligent)

Diligent refers to its announcement to the market on 21 February regarding whether it needs to restate its accounts for the 2012 year and prior years.

At this time, the Diligent Board, based on advice received from its advisors and the position of its auditors, does not consider that there is a need for Diligent to restate its financial statements.

The amount of expense to be recognized in future periods as a result of the cancellation and any replacement of the previously disclosed affected options will be determined after resolution of such matters.

The Diligent Board will update the market as appropriate as matters progress.

Contact Person:	Sonya Joyce, Diligent NZ

Phone:	64 (3) 977 5500